Execution Copy
AMENDMENT 1 TO CONSULTING AGREEMENT
This Amendment 1 to Consulting Agreement ("Consulting Agreement") dated February 20, 2024 is effective as of February 20, 2025 (the "Effective Date") by and between Salarius Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and David J. Arthur ("Consultant"), effective generally as of the Effective Date except as otherwise expressly provided below. Consultant and the Company are sometimes referred to herein, individually, as a "Party" or, collectively, as the "Parties."
RECITALS
WHEREAS, the Company desires to engage Consultant, and Consultant desires to provide consulting services to the Company pursuant to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Exhibit A Sections 2 and 4 are amended in their entirety as follows:

2. Services. Consultant shall provide services as may be requested by the Company (the "Services"). During the Tenn, such Services shall include, among other things, continued service by Consultant to the Company as its Chief Executive Officer ("CEO") and President alongwith all the duties and responsibilities that customarily go with serving the Company as its CEO. Consultant shall devote no more than 24 hours per month to performing the Services hereunder without the expressed written consent of the Company Contact. In addition to the Services, Consultant continues to serve the Company as a member of its Board of Directors.
4. Compensation. In consideration of the Services performed by Consultant under the Consulting Agreement, the Company shall pay to Consultant $500 per hour for Services provided (the "Consulting Fee"). Consultant shall invoice Company for amounts due hereunder on a monthly basis, including the date, hours worked and a brief description of the work performed. The amounts due hereunder shall be paid by Company within thirty (30) days of receipt of the applicable invoice. In performing the Services, Consultant is acting as an independent contractor for the Company and is solely responsible for payment of all income and self-employment taxes with respect to the monthly payment. Consultant hereby agrees that such amount is reasonable and sufficient given the nature of the Services and Consultant hereby irrevocably waives and discharges any claim against the Company arguing that this Consulting Agreement shall be unenforceable due to insufficient consideration. However, such waiver does not cover any possible claim of Consultant against the Company in the event that Company breaches this Consulting Agreement.

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Execution Copy

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the Effective Date.

COMPANY:

SALARIUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name: William K. McVicar
Title: Chair of the Board

CONSULTANT:

Execution Copy
[Signature Page to Amendment 1 to Consulting Agreement]

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